EXHIBIT 10 (eee)


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                                 PROMISSORY NOTE

$70,405.31
April 8, 1998
Toms River, New Jersey

      FOR VALUE RECEIVED, Louis V. Sanzaro, 1497 Lakewood Road, Toms River, New Jersey 08755 (the "Maker"), promises to pay, on or before September 5, 1998, to the order of The Tirex Corporation, 740 St. Maurice, Suite 201, Montreal, Quebec H3C 1L5 (the "Payee"), the principal sum of seventy thousand, four hundred five dollars and thirty-one cents (US $70,405.31) at the offices of the Payee, together with interest on the unpaid principal balance at the annual rate of 8% over the Prime Rate charged by Citibank, NA as at such date, unless prepaid at the Payee's election.

      Payment of all sums hereunder shall be made in lawful money of the United States of America, which payment shall be applied first to payment of accrued interest and then to the reduction of the unpaid principal balance hereunder. A certificate from the Payee of this Note shall be prima facie proof of the principal balance due hereunder.

      Upon default, the whole sum of principal and interest shall become due immediately at the option of the holder. Default shall include, but not be limited to, the failure of the Maker to pay the interest or principal when due. Failure at any time to exercise any of the rights and remedies of the Payee hereunder shall not constitute a waiver thereof, nor shall it be a bar to Payee's exercising any other rights and remedies at that time, or at a later time.

      This Note is secured by a security and pledge agreement, of even date herewith, between the Maker and Payee (the "Security Agreement") pursuant to which Maker has granted Payee a security interest in a certain stock certificate representing 400,000 shares of the common stock of the Maker to be issued forthwith to the Payee ("Collateral"). In the event of default by the Maker of its obligations under this Note, the Payee shall have any and all rights respecting the Collateral as set forth in the said Security Agreement.

      If any one or more of the provisions of this Note shall, for any reason, be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or if any one or more of the provisions of this Note would operate to invalidate this Note, then, in any such event,


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such provision or provisions shall only be deemed null and void and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect, and in no way shall be affected, prejudiced or disturbed thereby. This Note shall be construed under the laws of the State of Delaware.

                                                 /s/ Louis Sanzaro
                                             ----------------------------
                                                     Louis Sanzaro


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